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April 7, 2000


I crystal Inc.
3237 King George Highway, #101B
Surrey, British Columbia
Canada  V5P 1B7


Gentlemen:

We are aware that I crystal Inc. (formerly, Cable Group South, Inc.) is registering its class of $0.01 par value common stock with the Securities and Exchange Commission on Form 10-SB. We are also aware that I crystal, Inc. is filing Amendment No. 1 to Form 10-SB. We have read Item 3, CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS, of Part II of Form 10-SB dated February 10, 2000 of I crystal, Inc. and of Amendment No. 1 to Form 10-SB of I crystal, Inc. and are in agreement with the statements contained therein, except that we are not in a position to confirm that, during 1997 and prior years and through December 9, 1999, I crystal Inc. did not consult Moss Adams LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any other matter or event set forth in Item 304 (a)(2)(i) and (ii) of Regulation S-K .

Respectfully,


/s/ Albright, Persing & Associates, Ltd.

Albright, Persing & Associates, Ltd.